Exhibit 99.1

WeWork Announces Appointment of Daniel Hurwitz to its Board of Directors

NEW YORK, NY – June 27, 2022 – WeWork Inc. (NYSE: WE), a leading global flexible space provider, today announced that Daniel Hurwitz, co-founder & CEO of Raider Hill Advisors, has joined WeWork’s Board of Directors, effective June 23, 2022. He succeeds Jeffrey Sine, co-founder and partner of The Raine Group, who served on WeWork’s Board since October 2019.

With more than three decades of experience transforming public and private businesses in the retail real estate industry, Hurwitz will bring exceptional insight to WeWork’s Board of Directors. Before co-founding Raider Hill Advisors, Hurwitz spent 16 years at SITE Centers (NYSE: SITC) – formerly known as DDR Corp. – serving in various executive roles, including Chief Executive Officer from 2010-2015. Hurwitz also served as interim CEO of Brixmor Property Group (NYSE: BRX) from February 2016 through May 2016.

Hurwitz, who will serve as Chair of WeWork’s Audit Committee, is currently a member of the Board of Directors of Brixmor Property Group and Ideal Dental, and is an advisor to the Board of Directors of Edens and ShopCore Properties. Previously, Mr. Hurwitz served as the Chairman of ICSC from 2019-2020, and was a member of the Board of Directors of General Growth Properties from 2013 to 2018, serving as Lead Director and Chair of the Special Committee.

“Daniel brings deep knowledge of the real estate industry paired with invaluable experience leading during times of transformation,” said Sandeep Mathrani, WeWork’s CEO and Chairman. “I am confident he will make a strong impact as we continue executing on our strategy for driving innovation, growth and profitability.”

“WeWork has established itself as the clear front runner in the industry, demonstrating the power of its brand and an enduring value proposition,” said Hurwitz. “With a strong foundation already established, I look forward to working alongside WeWork’s Board of Directors and the executive leadership team to continue driving long-term, sustainable success.”

About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Contacts:

Media

Nicole Sizemore

press@wework.com

Investor Relations

Kevin Berry

investor@wework.com